Press Release
For Further Information Contact:
INVESTORS:	MEDIA:
Kevin Twomey	Karen Rugen
717-731-6540	717-730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID ANNOUNCES FIRST QUARTER RESULTS

•	Reports First Quarter Income of $.04 Per Diluted Share Compared to Income of $.01 Per Diluted Share in Prior Year

•	Reports First Quarter Adjusted EBITDA of $192.8 Million Compared to Adjusted EBITDA of $180.4 Million in Prior Year

•	Confirms Fiscal 2008 Guidance, Including the Impact Of the Brooks Eckerd Acquisition

CAMP HILL, PA, June 28, 2007 - Rite Aid Corporation (NYSE: RAD) today announced financial results for its first quarter ended June 2, 2007. Results for the first quarter do not include the acquisition of the Brooks Eckerd stores and distribution centers acquired June 4, 2007 from the Jean Coutu Group (PJC) Inc. since the acquisition closed following the end of the quarter. The remaining quarters for fiscal 2008 will include the results of the acquisition.

Revenues for the 13-week first quarter were $4.46 billion versus revenues of $4.34 billion in the prior year first quarter. Revenues increased 2.8 percent.

Same store sales increased 2.3 percent during the first quarter as compared to the year-ago like period, consisting of a 2.7 percent pharmacy same store sales increase and a 1.6 percent increase in front-end same store sales. The number of prescriptions filled in comparable drugstores increased 0.9 percent. Prescription sales accounted for 64.4 percent of total sales, and third party prescription sales represented 95.7 percent of pharmacy sales.

Net income for the first quarter was $27.6 million or $.04 per diluted share compared to last year’s first quarter of $11.0 million or $.01 per share. Included in this year’s first quarter results was an increase in adjusted EBITDA of $12.4 million, an income tax benefit of $1.3 million compared to an income tax expense in the prior year of $4.7 million, a lower store closing and impairment charge of $4.0 million compared to last year’s $12.6 million charge and a gain on sale of assets of $4.2 million compared to a loss on sale of assets in the prior year of $.8 million. Partially offsetting these positive factors was acquisition and integration related expenses of $11.2 million in advance of the completion of the purchase of Brooks Eckerd.

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Rite Aid FY'08 First Quarter Release - page 2

Adjusted EBITDA (which is reconciled to net income on the attached table) was $192.8 million or

4.3 percent of revenues for the first quarter compared to $180.4 million or 4.2 percent of revenues for last year’s first quarter. The $12.4 million increase in adjusted EBITDA is primarily due to an improvement in gross margin rate and a reduction in expenses in relation to revenues partially offset by an increase in occupancy expense related to the new and relocated store program.

“We delivered another profitable quarter, increasing adjusted EBITDA at the same time we focused on closing the Brooks Eckerd acquisition, which we did on June 4,” said Mary Sammons, Rite Aid chairman, president and CEO. “We grew pharmacy sales, filled more prescriptions, improved front end margins and our team continued to do a good job of controlling operating expenses. We’re also on track to open 125 new and relocated stores this year.”

In the first quarter, the company opened 6 stores, relocated 7 stores, acquired 7 stores and closed or sold 14 stores. The number of acquired stores and closed or sold stores include the previously announced transaction with Longs Drug Stores. Stores in operation at the end of the quarter totaled 3,332.

Company Confirms Fiscal 2008 Guidance, Including Acquired Operations

Rite Aid confirmed its fiscal 2008 guidance for sales, same store sales, adjusted EBITDA, acquisition-related savings and integration expenses, net loss and capital expenditures. Sales are expected to be between $25.3 billion and $26.0 billion. Same store sales, which will not include the acquired stores until one year after close, are expected to improve 3.8 percent to 5.8 percent over fiscal 2007. Adjusted EBITDA (which is reconciled to net loss on the attached table) is expected to be between $1.0 billion and $1.1 billion and includes nine months of acquisition-related cost savings of approximately $155 million, which are expected to come in the areas of merchandising, purchasing, advertising, distribution and administration. Net loss for fiscal 2008 is expected to be between

$47 million and $129 million or a loss per diluted share of $.11 to $.23 and includes estimated expense of integrating the acquired stores of $145 million. Capital expenditures, including integration capital expenditures but excluding proceeds from sale and leaseback transactions, are expected to be between $825 million and $875 million. Proceeds from sale and leaseback transactions are expected to be approximately $100 million.

Conference Call Broadcast

Rite Aid will hold an analyst call at 8:30 a.m. Eastern Time today with remarks by Rite Aid's management team. The call will be simulcast via the internet and can be accessed through the websites www.riteaid.com in the conference call section of investor information and www.StreetEvents.com. A playback of the call will be available on both sites starting at 12 p.m. Eastern Time today. A playback of the call will also be available by telephone for 48 hours beginning at 12 p.m. Eastern Time today until 12 p.m. Eastern Time on June 30. The playback number is 1-800-642-1687 from within the U.S. and Canada or 1-706-645-9291 from outside the U.S. and Canada with the seven-digit reservation number 1352036.

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Rite Aid FY'08 First Quarter Release - page 3

Rite Aid Corporation is one of the nation’s leading drugstore chains with annual revenues of more than

$27 billion and more than 5,100 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at www.riteaid.com.

This press release may contain forward-looking statements, which are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward-looking statements include our high level of indebtedness, our ability to make interest and principal payments on our debt and satisfy the other covenants contained in our senior secured credit facility and other debt agreements, our ability to improve the operating performance of our existing stores in accordance with our long term strategy, our ability to hire and retain pharmacists and other store personnel, the efforts of private and public third-party payors to reduce prescription drug reimbursements and encourage mail order, competitive pricing pressures, continued consolidation of the drugstore industry, changes in state or federal legislation or regulations, the outcome of lawsuits and governmental investigations, general economic conditions and inflation, interest rate movements, access to capital and the ability of Rite Aid to realize the benefits of the Brooks Eckerd acquisition. Consequently, all of the forward-looking statements made in this press release are qualified by these and other factors, risks and uncertainties. Readers are also directed to consider other risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission. Forward-looking statements can be identified through the use of words such as "may", "will", "intend", "plan", "project", "expect", "anticipate", "could", "should", "would", "believe", "estimate", "contemplate", and "possible".

See the attached table or the 8-K furnished to the Securities and Exchange Commission on June 28, 2007 for definition, purpose and reconciliation of a non-GAAP financial measure referred to herein to the most comparable GAAP financial measure.

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RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	June 2, 2007	March 3, 2007
ASSETS
Current assets:
Cash and cash equivalents	$111,690	$106,148
Accounts receivable, net	377,234	374,493
Inventories, net	2,317,279	2,335,679
Prepaid expenses and other current assets	125,136	136,668
Total current assets	2,931,339	2,952,988
Property, plant and equipment, net	1,749,038	1,743,104
Goodwill	656,037	656,037
Other intangibles, net	181,515	178,220
Deferred tax assets	1,377,363	1,380,942
Cash restricted for acquisition	1,232,180	-
Other assets	212,514	179,733
Total assets	$8,339,986	$7,091,024

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt and lease financing obligations	$17,012	$16,184
Accounts payable	946,779	902,807
Accrued salaries, wages and other current liabilities	694,509	670,934
Total current liabilities	1,658,300	1,589,925
Long-term debt, less current maturities	4,072,199	2,909,983
Lease financing obligations, less current maturities	165,196	174,121
Other noncurrent liabilities	733,754	754,149
Total liabilities	6,629,449	5,428,178

Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - Series E	120,000	120,000
Preferred stock - Series G	132,191	129,917
Preferred stock - Series H	129,296	127,385
Preferred stock - Series I	116,415	116,415
Common stock	539,510	536,686
Additional paid-in capital	3,126,660	3,118,299
Accumulated deficit	(2,430,173)	(2,462,197)
Accumulated other comprehensive loss	(23,362)	(23,659)
Total stockholders' equity	1,710,537	1,662,846
Total liabilities and stockholders' equity	$8,339,986	$7,091,024

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share amounts) (unaudited)

	Thirteen Weeks ended June 2, 2007	Thirteen Weeks ended June 3, 2006
Revenues	$4,457,810	$4,337,086
Costs and expenses:
Cost of goods sold	3,235,129	3,153,086
Selling, general and administrative expenses	1,127,787	1,085,597
Store closing and impairment charges	4,030	12,588
Interest expense	68,725	69,334
(Gain) loss on sale of assets and investments, net	(4,230)	791

	4,431,441	4,321,396

Income before income taxes	26,369	15,690

Income tax (benefit) expense	(1,265)	4,735

Net income	$27,634	$10,955

Basic and diluted income per share:

Numerator for income per share:
Net income	$27,634	$10,955
Accretion of redeemable preferred stock	(25)	(25)
Cumulative preferred stock dividends	(8,030)	(7,767)
Preferred stock beneficial conversion	(76)	-
Income attributable to common stockholders - basic and diluted	$19,503	$3,163

Denominator:
Basic weighted average shares	531,039	522,594
Outstanding options and restricted shares	19,299	10,714

Diluted weighted average shares	550,338	533,308

Basic income per share	$0.04	$0.01
Diluted income per share	$0.04	$0.01

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET INCOME TO ADJUSTED EBITDA
(In thousands)

	Thirteen Weeks ended June 2, 2007	Thirteen Weeks ended June 3, 2006

Reconciliation of net income to adjusted EBITDA:
Net income	$27,634	$10,955
Adjustments:
Interest expense	68,725	69,334
Recurring income tax (benefit) expense	(1,265)	4,735
Depreciation and amortization	67,919	66,132
LIFO charges (a)	9,291	8,946
Store closing and impairment charges	4,030	12,588
Stock-based compensation expense	6,614	3,310
(Gain) loss on sale of assets and investments, net	(4,230)	791
Legal and accounting expenses (b)	156	101
Incremental acquisition costs (c)	11,165	-
Closed store liquidation expense (d)	2,099	2,424
Other	678	1,072
Adjusted EBITDA	$192,816	$180,388
Percent of revenues	4.33%	4.16%

Notes:

(a)	Represents non-cash charges to value our inventories under the last-in first-out ("LIFO") method.

(b)	Charges consist primarily of fees paid for legal services related to defending against litigation related to prior management's business practices and to defend prior management.

(c)	Represents incremental costs related to the acquisition of Jean Coutu USA.

(d)	Represents costs to liquidate inventory at stores that are in the process of closing.

RITE AID CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(unaudited)

	Thirteen Weeks ended June 2, 2007	Thirteen Weeks ended June 3, 2006

OPERATING ACTIVITIES:
Net income	$27,634	$10,955
Adjustments to reconcile to net cash provided by operating activities:
Depreciation and amortization	67,919	66,132
Store closing and impairment charges	4,030	12,588
LIFO charges	9,291	8,946
(Gain) loss on sale of assets and investments, net	(4,230)	791
Stock-based compensation expense	6,614	3,310
Changes in deferred taxes	1,161	7,189
Proceeds from insured loss	7,258	-
Changes in operating assets and liabilities:
Net proceeds from accounts receivable securitization	30,000	15,000
Accounts receivable	(43,010)	(46,751)
Inventories	9,109	39,896
Prepaid expenses and other current assets	11,780	14,005
Other assets	4,705	1,015
Income taxes receivable/payable	(8,210)	(3,604)
Accounts payable	51,180	(6,481)
Other liabilities	11,053	(1,190)
Net cash provided by operating activities	186,284	121,801
INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(117,500)	(70,513)
Intangible assets acquired	(13,801)	(11,619)
Expenditures for business acquisition	(5,332)	-
Change in cash restricted for acquisition	(1,232,180)	-
Proceeds from sale-leaseback transactions	-	19,677
Proceeds from dispositions of assets and investments	4,711	435
Proceeds from insured loss	5,542	-
Net cash used in investing activities	(1,358,560)	(62,020)
FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,201,005	-
Net payments to revolver	(39,000)	(24,000)
Proceeds from financing secured by owned property	-	8,841
Principal payments on long-term debt	(3,191)	(2,495)
Change in zero balance cash accounts	12,946	(4,699)
Net proceeds from the issuance of common stock	9,095	1,377
Payments for preferred stock dividends	(3,845)	(3,845)
Excess tax deduction on stock options	2,871	65
Deferred financing costs paid	(2,063)	-
Net cash provided by (used in) financing activities	1,177,818	(24,756)
Increase in cash and cash equivalents	5,542	35,025
Cash and cash equivalents, beginning of period	106,148	76,067
Cash and cash equivalents, end of period	$111,690	$111,092

RITE AID CORPORATION AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
RECONCILIATION OF NET LOSS GUIDANCE TO ADJUSTED EBITDA GUIDANCE
YEAR ENDING MARCH 1, 2008
(In thousands)

	Guidance Range
	Low	High

Reconciliation of net loss to adjusted EBITDA:

Net loss	$(128,900)	$(46,900)
Adjustments:
Interest expense	420,000	420,000
Income tax benefit, net	(69,000)	(26,000)
Depreciation and amortization	420,000	420,000
LIFO charge	60,000	60,000
Store closing, liquidation, and impairment charges	115,000	115,000
Non recurring Brooks-Eckerd integration expenses	145,000	145,000
Loss on debt modification	9,200	9,200
Stock-based compensation expense	30,000	30,000
Other	(1,300)	(1,300)
Adjusted EBITDA	$1,000,000	$1,125,000

Diluted loss per share	$(0.23)	$(0.11)